SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                        Fusion Medical Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0003611281
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)





                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

-------------------------------                     ----------------------------
CUSIP NO. 0003611281                   13 G             Page 2 of 13 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III")
                     Tax ID Number:    94-3150283
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
           NUMBER OF                         992,510  shares  except  that  WLPJ
          BENEFICIALLY                       Partners,  the  general  partner of
     OWNED BY EACH REPORTING                 MDV SHARES III, and Mohr,  Davidow,
            PERSON                           Feiber and Schoendorf,  the general
             WITH                            partners of WLPJ  Partners,  may be
                                             deemed to have shared power to vote
                                             these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             992,510  shares,  except  that WLPJ
                                             Partners,  the  general  partner of
                                             MDV III, and Mohr, Davidow,  Feiber
                                             and    Schoendorf,    the   general
                                             partners of WLPJ  Partners,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           992,510
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        14.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003611281                   13 G             Page 3 of 13 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WLPJ Partners, A California Limited Partnership ("WLPJ")
                     Tax ID Number:    94-3150282
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                         (a)  [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
           NUMBER OF                5        SOLE VOTING POWER
          BENEFICIALLY                       0 shares.
     OWNED BY EACH REPORTING        --------------------------------------------
            PERSON                  6        SHARED VOTING POWER
             WITH                            992,510  shares  of  which  all are
                                             directly  owned by MDV III. WLPJ is
                                             the general  partner of MDV III and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             992,510  shares  of  which  all are
                                             directly  owned by MDV III. WLPJ is
                                             the general  partner of MDV III and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           992,510
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         14.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003611281                   13 G             Page 4 of 13 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
           NUMBER OF                5        SOLE VOTING POWER
          BENEFICIALLY                       18,285  shares,   of  which  10,000
     OWNED BY EACH REPORTING                 shares are owned directly and 8,285
            PERSON                           shares   are   issuable   upon  the
             WITH                            exercise of stock options.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,005,010  shares, of which 992,510
                                             are  directly  owned by MDV III and
                                             12,500   of   which   are  held  by
                                             Lawrence G. Mohr,  Jr. and Nancy H.
                                             Mohr,  Trustees  of the Mohr Family
                                             Trust U/D/T  Dated  August 5, 1985.
                                             Mohr is a general  partner of WLPJ,
                                             the general partner of MDV III, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             18,285  shares,   of  which  10,000
                                             shares  are  owned  directly,   and
                                             8,285 shares are issuable  upon the
                                             exercise of stock options.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,005,010  shares, of which 992,510
                                             are  directly  owned by MDV III and
                                             12,500   of   which   are  held  by
                                             Lawrence G. Mohr,  Jr. and Nancy H.
                                             Mohr,  Trustees  of the Mohr Family
                                             Trust U/D/T  Dated  August 5, 1985.
                                             Mohr is a general  partner of WLPJ,
                                             the general partner of MDV III, and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,023,295
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        14.75%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003611281                   13 G             Page 5 of 13 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING       --------------------------------------------
             PERSON                 6        SHARED VOTING POWER
              WITH                           992,510  shares  of  which  all are
                                             directly owned by MDV III.  Davidow
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             992,510  shares  of  which  all are
                                             directly owned by MDV III.  Davidow
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          992,510
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        14.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003611281                   13 G             Page 6 of 13 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
             PERSON                          992,510  shares  of  which  all are
              WITH                           directly  owned by MDV III.  Feiber
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             992,510  shares  of  which  all are
                                             directly  owned by MDV III.  Feiber
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           992,510
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         14.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003611281                   13 G             Page 7 of 13 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Nancy J. Schoendorf ("Schoendorf")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
              PERSON                         992,510  shares  of  which  all are
               WITH                          directly    owned   by   MDV   III.
                                             Schoendorf is a general  partner of
                                             WLPJ,  the  general  partner of MDV
                                             III,  and  may be  deemed  to  have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             992,510  shares  of  which  all are
                                             directly    owned   by   MDV   III.
                                             Schoendorf is a general  partner of
                                             WLPJ,  the  general  partner of MDV
                                             III,  and  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           992,510
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         14.3%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Fusion Medical Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1804 North Shoreline Boulevard
                  Mountain View, CA  94043

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Mohr Davidow Ventures III, A California Limited Partnership ("MDV III"), WLPJ Partners, A California Limited Partnership ("WLPJ"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber") and Nancy J. Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  WLPJ is the general partner of MDV III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV III. Mohr, Davidow, Feiber and Schoendorf are the general partners of WLPJ, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV III.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr Davidow Ventures
                  3000 Sand Hill Road
                  Building 1, Suite 240
                  Menlo Park, CA  94025


ITEM 2(c)         CITIZENSHIP:

                  MDV III and WLPJ are California limited partnerships and Mohr, Davidow, Feiber and Schoendorf are United States citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

                                                              Page 9 of 13 Pages




ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 0003611281

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover  page for each  Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each  Reporting Person.

                  (c)      Number of shares as to which such person has:


                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.

                                                             Page 10 of 13 Pages


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                         Under  certain  circumstances  set forth in the limited
                partnership agreements of MDV III and WLPJ, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.         IDENTIFICATION  AND  CLASSIFICATION  OF   THE  SUBSIDIARY  WHICH
                ACQUIRED  THE SECURITY  BEING  REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10.        CERTIFICATION:

                Not applicable

                                                             Page 11 of 13 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                               /s/ Lawrence G. Mohr, Jr.
                               -------------------------------------------------
                               Lawrence G. Mohr, Jr., individually and on
                               behalf of MDV III in his capacity as a
                               general partner of WLPJ, the general partner of MDV III, and on behalf of WLPJ in his capacity as a general partner thereof.



                               /s/ William H. Davidow
                               -------------------------------------------------
                               William H. Davidow



                               /s/ Jonathan D. Feiber
                               -------------------------------------------------
                               Jonathan D. Feiber



                               /s/ Nancy J. Schoendorf
                               -------------------------------------------------
                               Nancy J. Schoendorf

                                                             Page 12 of 13 Pages




                                  EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page

Exhibit A:  Agreement of Joint Filing                                13

                                                             Page 13 of 13 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Fusion Medical Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997

                               /s/ Lawrence G. Mohr, Jr.
                               -------------------------------------------------
                               Lawrence G. Mohr, Jr., individually and on
                               behalf of MDV III in his capacity as a
                               general partner of WLPJ, the general partner of MDV III, and on behalf of WLPJ in his capacity as a general partner thereof.



                               /s/ William H. Davidow
                               -------------------------------------------------
                               William H. Davidow



                               /s/ Jonathan D. Feiber
                               -------------------------------------------------
                               Jonathan D. Feiber



                               /s/ Nancy J. Schoendorf
                               -------------------------------------------------
                               Nancy J. Schoendorf